Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (“Agreement”) is made as of December 29, 2011, by and between MOUNTAIN VALLEY SPRING COMPANY, LLC (“Borrower”), an Arkansas limited liability company, and JPMORGAN CHASE BANK, N.A. (“Lender”), a national banking association.

Reference is hereby made to that certain Credit Agreement dated as of March 28, 2006, executed by and between Borrower and Lender.  Said Credit Agreement has been previously amended pursuant to (a) that certain First Amendment to Credit Agreement dated effective October 31, 2007, executed by and between Borrower and Lender, (b) that certain Second Amendment to Credit Agreement dated effective December 31, 2007, executed by and between Borrower and Lender, (c) that certain Third Amendment to Credit Agreement dated effective June 3, 2008, executed by and between Borrower and Lender, (d) that certain Fourth Amendment to Credit Agreement dated effective December 31, 2008, executed by and between Borrower and Lender, (e) that certain Fifth Amendment to Credit Agreement dated effective July 3, 2009, executed by and between Borrower and Lender, (f) that certain Sixth Amendment to Credit Agreement dated effective December 11, 2009, executed by and between Borrower and Lender, (g) that certain Seventh Amendment to Credit Agreement dated effective December 31, 2009, executed by and between Borrower and Lender, (h) that certain Eighth Amendment to Credit Agreement dated effective June 1, 2010, executed by and between Borrower and Lender, (i) that certain Ninth Amendment to Credit Agreement dated effective December 31, 2010, executed by and between Borrower and Lender, (j) that certain Tenth Amendment to Credit Agreement dated effective January 31, 2011, executed by and between Borrower and Lender, (k) that certain Eleventh Amendment to Credit Agreement dated effective March 31, 2011, executed by and between Borrower and Lender, (l) that certain Twelfth Amendment to Credit Agreement dated effective May 31, 2011, executed by and between Borrower and Lender, (m) that certain Thirteenth Amendment to Credit Agreement dated effective July 31, 2011, executed by and between Borrower and Lender, (n) that certain Fourteenth Amendment to Credit Agreement dated effective October 31, 2011, executed by and between Borrower and Lender, and (o) that certain Fifteenth Amendment to Credit Agreement dated effective December 16, 2011, executed by and between Borrower and Lender.  Said Credit Agreement, as previously amended, is referred to herein as the “Original Agreement.”

As a result of certain discussions between Borrower and Lender, the parties to the Original Agreement now desire to amend and restate the Original Agreement in its entirety. Accordingly, the Original Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Borrower has requested that Lender make loans to Borrower in the following manner and subject to the following terms and conditions:

ARTICLE I

Definitions

Section 1.01                                Certain Definitions.  Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement shall have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

Adjusted LIBOR Rate means, with respect to any LIBOR Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

Adjusted One Month LIBOR Rate means, for any day, the sum of (a) 2.50% per annum plus (b) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

Affiliate means any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.  Notwithstanding the above, J.B. Hunt, LLC shall be treated for purposes of this Agreement as having no Affiliates.

Agreement means this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

Annual Audited Financial Statements means the annual audited consolidated financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, retained earnings statement and statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and without expressing any doubt as to such Person’s ability to continue as a going concern, and accompanied by a report and opinion of independent certified public accountants of recognized standing satisfactory to Lender, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP.  Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof.

Applicable Margin means, for any day, the applicable rate per annum set forth below:

Applicable Margin for Revolving CBFR Borrowings	Applicable Margin for Revolving Loan LIBOR Borrowings	Applicable Margin for Term Loan CBFR Borrowings	Applicable Margin for Term Loan LIBOR Borrowings

1.00%	1.75%	0.75%	2.00%

Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.

Board means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

Borrowing Authorization means (i) with respect to a corporation, a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Credit Documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation, and (ii) with respect to a partnership, limited liability company, joint venture or other non-individual Person, such written instruments as shall be required by Lender, each in Proper Form, authorizing the execution, delivery and performance of the Credit Documents to be executed by such Person; the incumbency and signature of the representative of such Person executing such documents on behalf of such Person, and the Organizational Documents of such Person.

Borrowing Base means, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Section 5.02(d) hereof, determined by calculating the amount equal to the lesser of the following:

(a)                                  (i) EBITDA for the 12-month period ending on such day multiplied times four (4) minus (ii) the principal balance of the Term Loan outstanding on the date of such most recent Borrowing Base Certificate; or

(b)                                 the following calculated amount:

(i)                                     80% of the Non-Returnable Bottle Eligible Accounts of Borrower at said date, plus

(ii)                                  30% of the Returnable Bottle Eligible Accounts of Borrower at said date, plus

(iii)                               50% of the Non-Returnable Bottle Eligible Inventory of Borrower at said date, plus

(iv)                              25% of the Returnable Bottle Eligible Inventory of Borrower at said date, plus

(v)                                 $1,000,000.00 (i.e., the stipulated Equipment value), minus

(vi)                              $420,000.00 (i.e., the deduction for Commercial Credit Card Obligations).

Notwithstanding the foregoing, in no event shall the amount of the total Borrowing Base calculated under subparagraph (b) above which is attributable to the Eligible Inventory components ever exceed fifty percent (50%) at any time.  In the absence of a current Borrowing Base Certificate, Lender shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate, in Proper Form, is furnished to and accepted by Lender.  Notwithstanding any provision to the contrary in this Agreement or in any other Credit Document, if any collateral audit or field exam of Borrower’s operations and collateral by Lender results in material negative adjustments when compared to the results from the initial collateral audit or field exam of Borrower’s operations and collateral conducted by Lender prior to the date of this Agreement, then the Borrowing Base components and features set forth in subparagraph (b) above (i.e., eligibility criteria, Borrowing Base advance rates and/or dollar ceilings) may be adjusted accordingly at Lender’s discretion; provided, that Lender shall use reasonable efforts to give Borrower written notice within a reasonable time after the effective date of any such adjustment.

For the purposes of the foregoing subparagraph (b), (i) “Commercial Card Obligations” means the MasterCard International, Inc, and/or Visa U.S.A., Inc. accounts (“Card Accounts”) issued by Lender or an Affiliate of Lender that issues Card Accounts and/or provides the Program (the “Card Affiliate”) to Borrower and all liabilities, indebtedness and obligations of Borrower arising under, from, in connection with or related to Borrower’s participation in the Program pursuant to any Commercial Card Classic Application and Agreement between Borrower and Lender or any Card Affiliate and any other instrument now or hereafter executed in connection with or governing the Card Accounts and/or the Program, and all amendments, renewals. extensions, modifications. consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing, and (ii) “Program” means any commercial card system developed or provided by Lender or any Card Affiliate composed of a program of Card Accounts, credit cards, card-use controls, reports to facilitate purchases of and payments for, business goods and services and as otherwise agreed to in writing by Borrower and Lender or the Card Affiliate.

Borrowing Base Certificate means a certificate, duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and in substantially the form of Exhibit C hereto.  Each Borrowing Base Certificate shall be effective only as accepted by Lender (and with such revisions, if any, as Lender may require as a condition to such acceptance).

Business Day means (a) with respect to with LIBOR Borrowings and the Adjusted One Month LIBOR Rate, a day (other than a Saturday or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

Capital Expenditures means, as to any Person, expenditures in respect of fixed or capital assets by such Person, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.  Expenditures in respect of replacements and maintenance consistent with the business practices of a Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

CBFR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the CB Floating Rate as of such date.

CB Floating Rate means the Prime Rate; provided that the CB Floating Rate shall, on any day, never be less than the Adjusted One Month LIBOR Rate.  The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to a change in the Prime Rate or the

Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day.  Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code.  Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

Change in Law means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.07(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

Chattel Paper shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

Collateral means all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents.

Compliance Certificate shall have the meaning given to it in Section 5.02(c) hereof.

Concentration Limit shall mean as follows: (a) thirty-five percent (35%) for any account debtor with an unsecured, non-credit enhanced senior debt rating of “BBB” or above by Standard & Poor’s Ratings Group or the functional equivalent of the foregoing rating or above by either by Moody’s Investor Service, Inc. or Fitch Ratings, Ltd.; or (b) fifteen percent (15%) for all other account debtors.

Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.

Credit Documents means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the Obligations, including the Notes, this Agreement, Borrowing Authorizations with respect to all such Persons as Lender may require, the Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the Loans or any commitment regarding the Loans, including without limitation, any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement with respect to any Rate Management Transaction, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for that day, then the Default Rate for that day shall be a rate per annum equal to 18% per annum.

Dollars or $ refers to lawful money of the United States of America.

Domestic Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify to Borrower as its “Domestic Lending Office.”

EBITDA means for any Person for any period, the sum of (a) Net Income after taxes, (b) Interest Expense, (c) federal, state and local income or franchise taxes payable by such Person (not including taxes payable by owners of Equity Interests in such Person attributable to ownership of such Equity Interests), (d) depreciation, depletion, obsolescence and amortization of Property, (e) up to, but not exceeding, $175,000.00 of non-recurring legal expenses incurred during the applicable calculation period, and (f) other non-recurring expenses to the extent, and only to the extent, that the Lender has agreed in writing with the Borrower that such expenses are to be considered as “non-recurring” for purposes of the EBIDTA calculation, in each case of such Person for such period, computed and calculated, without duplication, on a consolidated basis and in accordance with GAAP.

Eligible Accounts means, as at any date of determination thereof, each Account (which is subject to a Security Document and on which Lender shall have a first-priority perfected Lien) which is at said date payable to Borrower or a Subsidiary of Borrower and which complies with the following requirements:  (a) the Account arose from performance of services which have been fully and satisfactorily performed or from the sale of goods in which the account obligee had the sole and complete ownership which have been sold to the account debtor on an absolute sale basis on open account and not on consignment, on approval, on a “sale or return” basis, on a “bill and hold” arrangement or subject to any other repurchase or return agreement (evidencing which the account obligee or Lender has possession of shipping and delivery receipts); (b) no part of any goods giving rise to the Account has been returned, rejected, lost or damaged; (c) the Account arose in the ordinary course of business of the obligee thereon, is stated to be payable in lawful money of the United States and is not evidenced by Chattel Paper or an Instrument of any kind and no notice of bankruptcy, insolvency or financial embarrassment of the account debtor has been received by the account obligee or Lender; (d) the applicable account debtor is not a foreign country or any subdivision or agency or department thereof or located outside of the United States and the Account is not subject to the Federal Assignment of Claims Act; (e) the Account is a valid obligation of the account debtor thereunder and is not a contra Account (i.e., offsetting payables or other liabilities are owing by Borrower or its applicable Subsidiary to the applicable account debtor) and is not otherwise subject to offset, counterclaim, allowance, adjustment or other defense on the part of such account debtor or to any claim, dispute, objection or complaint on the part of such account debtor denying liability thereunder (other than discounts for prompt payment shown on the applicable invoice and disclosed to Lender in writing); (f) the Account must not be “performance” related and subject to future adjustment; (g) the Account is subject to no Lien whatsoever, except for the Liens created pursuant to the Security Documents and Permitted Encumbrances; (h) the Account is evidenced by an invoice; (i) the Account is due not more than 30 days after the date of invoice, has been billed within 30 days after shipment of the applicable goods or performance of the applicable services and has not remained unpaid for more than 90 calendar days after the date of invoice; (j) the Account has not arisen out of transactions with any Obligor, any Affiliate of an Obligor or an employee, officer, agent, director, stockholder, partner, trustee or other owner or holder of any Equity Interests of Borrower; (k) each of the representations and warranties set forth in the Security Documents with respect to such Account is true and correct in all material respects; (l) less than twenty-five percent (25%) of all of the Accounts of the applicable account debtor or any of its Affiliates are unpaid for more than 90 calendar days after the date of invoice or otherwise fail to satisfy all of the requirements of an “Eligible Account”, (m) not more than $1,250,000.00 in the aggregate of Accounts attributable to “residential delivery” sales and/or services may ever be included within Eligible Accounts at any time; and (n) Lender has not deemed such Account ineligible because of uncertainty about the creditworthiness of the account debtor or because Lender otherwise reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.  In the event the percentage of the aggregate Accounts owed to Borrower by a particular account debtor or any Affiliate of such account debtor shall exceed the Concentration Limit of such account debtor when compared to the total amount of Accounts owing to the Borrower and its Domestic Subsidiaries by all account debtors, that portion of such Accounts owing by such account debtor or any Affiliate of such account debtor in excess of such account debtor’s Concentration Limit shall be excluded from the term “Eligible Account.”  Additionally, in calculating Eligible Accounts, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Accounts): (i) unpaid sales, excise or similar taxes owed by Borrower; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of Borrower.  In the event of any dispute under the foregoing criteria about whether an Account is or has ceased to be an Eligible Account, the decision of Lender shall be conclusive and binding, absent manifest error.  Nothing in this definition of “Eligible Accounts” shall be construed to limit or release any right of Lender to any Collateral.

Eligible Inventory means, as at any date of determination thereof, Inventory of Borrower or any of its Subsidiaries which is subject to the Security Documents and on which Lender shall have a first-priority perfected Lien and which complies with the following requirements:  (a) the Inventory shall be valued in accordance with GAAP, at the lower of market value or cost (on a FIFO basis), provided that “preforms” shall only be valued at market value without consideration of the cost valuation thereof; (b) the Inventory shall be within the United States of America; (c) the Inventory is in good condition and meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale; (d) the Inventory is not defective, damaged or obsolete and is either currently usable or salable in the normal course of Borrower’s business; (e) the Inventory is not “slow moving” (i.e., any Inventory for which a deterioration deemed material by Lender has occurred in the average number of “days-on-hand” for the applicable type of Inventory based upon actual and historic sales or other relevant information); (f) the Inventory is not work-in-progress or raw materials Inventory, is not scrap or remnants Inventory and is not packaging or shipping supplies or materials (it being agreed that for purposes of this Agreement, bottle “preforms” and “resin” shall not be considered raw materials or work-in-progress Inventory); (g) the Inventory is in the possession of Borrower or its applicable Subsidiary, and not in the possession or control of any warehouseman, bailee or any agent; (h) each of the representations and warranties set forth in the Security Documents with respect to such Inventory is true and correct on such date; (i) the Inventory must be adequately insured to the reasonable satisfaction of Lender pursuant to insurance coverage required by this Agreement and the Security Agreements; (j) not more than $250,000.00 in the aggregate of Inventory acquired from Veriplas Containers II, LLC (i.e., four gallon bottles and any other Inventory hereafter manufactured by Veriplas Containers II, LLC) may ever be included within Eligible Inventory at any time; (k) if the Inventory is located at a location leased and not owned by Borrower or any other Obligor, Lender shall have received a satisfactory waiver or subordination of any and all landlord liens from the landlord of the applicable leased location; and (l) Lender has not deemed such Inventory ineligible because Lender reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.  The term “Eligible Inventory” shall not include any Inventory which has either been received by a customer, even if on a consignment or “sale or return” basis, or as to which title has passed from Borrower or its applicable Subsidiary.  In the event of any dispute under the foregoing criteria about whether a portion of Inventory is or has ceased to be Eligible Inventory, the decision of Lender shall be conclusive and binding, absent manifest error.  Nothing in this definition of “Eligible Inventory” shall be construed to limit or release any right of Lender to any Collateral.

Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to Property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys’ fees and court costs.

Environmental Matters means matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

Equity Interests means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

Event of Default shall have the meaning assigned to it in Section 7.01 hereof.

Excluded Entity shall mean Veriplas Containers II, LLC, an Arkansas limited liability company.

Financing Statements means all such Uniform Commercial Code financing statements as Lender shall require, in Proper Form, and, if required by Lender, duly executed by Borrower or others, to give notice of and to perfect or continue perfection of Lender’s Liens in all Collateral.

Fixed Charge Coverage Ratio means, as of any day for any Person, the ratio of (a)(i) EBITDA for the 12-month period ending on such day, less (ii) Capital Expenditures during such prior 12-month period not financed by long-term Indebtedness, less (iii) cash dividends and distributions during such prior 12-month period to holders of Equity Interests (excluding scheduled non-tax cash dividends and distributions to owners of “preferred”, but not “common” Equity Interests), including without limitation, dividends and distributions during such prior 12-month period to owners of Equity Interests in such Person for payment of corresponding tax liability attributable to ownership of such Equity Interests, less (iv) cash taxes paid by Borrower during such prior 12-month period, to (b) the sum of (i) Interest Expense on Funded Indebtedness, including without limitation, the interest component of payments made or required to be made during the 12-month period ending on such day with respect to the Capital Lease Obligations and scheduled interest payments to be made on Subordinated Indebtedness during such prior 12-month period, (ii) the aggregate amount of scheduled principal payments made or to be made during the 12-month period following such day with respect to Funded Indebtedness, including without limitation, the principal component of payments made or required to be made during such following 12-month period with respect to the Capital Lease Obligations, and (iii) cash dividends and distributions made during the 12-month period ending on such day to holders of “preferred”, but not “common” Equity Interests (excluding dividends and distributions during such prior 12-month period to owners of “preferred” Equity Interests in such Person for payment of corresponding tax liability attributable to ownership of such Equity Interests), in each case of such Person computed and calculated, without duplication, on a consolidated basis and in accordance with GAAP.

Funded Indebtedness means, as to a particular Person at any particular time, without duplication, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a contingent obligation in respect of borrowed money, or as any other type of direct or contingent obligor), including without limitation, Subordinated Indebtedness, and (b) all Capital Lease Obligations (other than the interest component of such obligations), calculated without duplication, on a consolidated basis and in accordance with GAAP.

GAAP means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person and acceptable to Lender, conforms at the time to generally accepted accounting principles, consistently applied.  GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Lender.  Notwithstanding the foregoing or any provision herein to the contrary, the Excluded Entity shall not be treated as a consolidated subsidiary of Borrower for purposes of financial reporting and determining compliance by Borrower with applicable financial covenants under this Agreement, and all Monthly Financial Statements and Annual Audited Financial Statements of Borrower shall report the applicable consolidated financial information and performance of Borrower and its Subsidiaries as if the Excluded Entity was a third-party entity and not a consolidated subsidiary of Borrower.

General Intangibles shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, Borrower, any other Obligor or their respective Property.

Guarantor means (a) J. B. Hunt, LLC, an Arkansas limited liability company, and (b) any Subsidiary of Borrower that now or hereafter executes and delivers to Lender a Guaranty of all or any portion of the Obligations, including without limitation, Mountain Valley Logistics, LLC.

Guaranty means any Guaranty now or hereafter executed by any Guarantor in favor of Lender, as the same may be amended, supplemented, modified and/or restated from time to time.

Hazardous Substance shall mean petroleum products and any hazardous or toxic waste or substance defined or regulated as a hazardous substance from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.

Hunt Guaranty Release Date means the effective date of Lender’s release of J. B. Hunt, LLC from its liabilities and obligations under its respective Guaranty in accordance with the terms of Section 8.21 of this Agreement.

Indebtedness means and includes (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender in trust for the payment thereof.

Instruments shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

Interest Expense means, for any Person during any applicable period, the total interest expense accruing on Indebtedness of such Person and/or its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Lease Obligations and Subordinated Indebtedness and amounts, both positive and negative, attributable to interest expense incurred under any Rate Management Transaction), computed and calculated, without duplication, in accordance with GAAP.

Interest Payment Date means (a) with respect to any CBFR Borrowing, (i) the last day of each calendar month and (ii) the applicable Maturity Date for such CBFR Borrowing, and (b) with respect to any LIBOR Borrowing, (i) the last day of the Interest Period applicable to such LIBOR Borrowing, and (ii) the applicable Maturity Date for such CBFR Borrowing.

Interest Period means the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period applicable to any Loan shall end later than the applicable Maturity Date for such Loan, and (iv) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.  .

Inventory shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Indebtedness of, any Person.

IPO means the initial public offering of the Equity Interests of the Parent registered under the Securities Act of 1933, or any successor Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.  The term “Legal Requirement” includes Requirements of Environmental Law.

LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Adjusted LIBOR Rate as of such date.

LIBOR Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify in writing to Borrower as its LIBOR Lending Office.

LIBOR Rate means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on the Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBOR Rate with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

Loan Sweep Agreement means that certain Master Sweep Service End of Day Loan Sweep Service Form with a start date of August 15, 2006, executed by and between the Borrower and the Lender, together with the related Terms and Conditions of Master Sweep

Service End of Day Loan Sweep, and any and all modifications, rearrangements and/or replacements thereof.

Loans means the loans described in and provided for by Sections 2.01 and 2.02 hereof.

Maturity Date means (a) with respect to the Revolving Loans and the Revolving Loan Note, the earlier to occur of (i) December 31, 2014, (ii) any date that the Revolving Loan Commitment is terminated in full by Borrower pursuant to Section 2.01(c) hereof, and (iii) any date the Maturity Date of the Revolving Loans is accelerated or the Revolving Loan Commitment is terminated by Lender pursuant to Section 7.02 hereof, and (b) with respect to the Term Note, the earlier to occur of (i) December 31, 2016, and (ii) any date that the Maturity Date of the Term Loan is accelerated by Lender pursuant to Section 7.02 hereof.

Monthly Financial Statements means the monthly consolidated and consolidating financial statements of a Person, including all notes thereto, if any, which statements shall include a balance sheet as of the end of such calendar month and an income statement for such calendar month, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding year, prepared in accordance with GAAP and certified as true and correct by an appropriate officer or other acceptable party acceptable to Lender on behalf of such Person.

Mortgage means one or more mortgages executed by Borrower in favor of Lender as security for the Obligations and creating in Lender’s favor, upon recordation thereof, a valid, perfected and enforceable first priority Lien against the various real Properties owned by Borrower in the State of Arkansas as of the date hereof (subject only to the Permitted Encumbrances), such Mortgage to be in form and substance satisfactory to Lender in all respects.

Net Income means gross revenues and other proper income credits, less all proper income charges (including taxes on income), all determined in accordance with GAAP; provided, that there shall not be included in such revenues (a) any gains resulting from the write-up of assets, (b) any proceeds of any life insurance policy, or (c) any gain which is classified as “extraordinary” in accordance with GAAP; and provided further, that capital gains may be included in revenues only to the extent of capital losses.  Net Income shall be determined on a consolidated basis.

Non-Returnable Bottle Eligible Accounts means, as at any date of determination thereof, each Eligible Account that is attributable to the providing of services or a sale by Borrower or another Obligor of any Inventory other than returnable bottle Inventory.

Non-Returnable Bottle Eligible Inventory means, as at any date of determination thereof, each item of Eligible Inventory other than returnable bottle Inventory.

Notes means, collectively, the Revolving Loan Note and the Term Note, as applicable.

Obligations means the Indebtedness evidenced by the Notes and other sums now or hereafter payable to Lender by Borrower or any other Obligor under any of the Credit Documents, including all obligations, contingent or otherwise, whether now or hereafter arising under any Rate Management Transaction, together with performance of all other obligations, liabilities and Indebtedness of Borrower to Lenders under any one or more of the Credit Documents, including all fees, costs, expenses and indemnity obligations under this Agreement and all other Credit Documents.

Obligors means any Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including Borrower and each Guarantor (other than J.B. Hunt, LLC).

Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the articles of organization or formation and regulations or operating agreement of such limited liability company; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by Lender.

Page means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

Parent means Mountain Valley Spring Company, a Delaware corporation, once such entity acquires 100% of the issued and outstanding Equity Interests of Borrower prior to or contemporaneously with the consummation of the IPO.

Parties means all Persons other than Lender executing any Credit Document.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Permitted Encumbrances means:

(a)                                  Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)                                 easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by Borrower or materially impair the value of such property subject thereto; and

(e)                                  judgment and attachment Liens not giving rise to an Event of Default, if any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(f)                                    but the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

Permitted Investments means:

(a)                                  readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year;

(b)                                 commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or “A-1” by Standard and Poor’s Corporation with maturities of not more than 180 days;

(c)                                  certificates of deposit or repurchase obligations issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Lender, all of the foregoing not having a maturity of more than one year from the date of issuance thereof;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A2 by Standard & Poor’s Ratings Group or P2 by Moody’s Investors Service, Inc., and (iii) have portfolio assets of at least $250,000,000; and

(f)                                    Investments existing as of the date of this Agreement and disclosed in the most recent financial statements of Borrower furnished to Lender prior to the date hereof.

Person means any individual, corporation, partnership, joint venture, joint stock association, business or other trust, unincorporated organization, Governmental Authority or any other form of entity.

Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower, any other Obligor or any member of a Controlled Group for employees of Borrower or any other Obligor or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower, any other Obligor or any member of a Controlled Group for employees of Borrower or any other Obligor is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Prime Rate means, on any day, the rate determined by Lender as being its prime rate for that day, whether otherwise published or announced.  Without notice to Borrower or any other Person, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said prime rate fluctuates, with each change to be effective as of the date of each change in said prime rate.  THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED TO ANY CUSTOMER, AND LENDER DISCLAIMS ANY STATEMENT, REPRESENTATION OR WARRANTY TO THE CONTRARY.  LENDER MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE OR BELOW THE PRIME RATE.

Proper Form means in form and substance reasonably satisfactory to Lender.

Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Rate Management Transaction shall mean any transaction (including any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement with respect thereto) now existing or hereafter entered into among Borrower or Lender, JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Rate Selection Date shall mean that Business Day which is (a) in the case of CBFR Borrowings, the date of such borrowing, or (b) in the case of LIBOR Borrowings, the date three (3) Business Days preceding the first day of any proposed Interest Period.

Rate Selection Notice shall have the meaning specified in Section 2.05(b)(1) hereof.

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to members banks of the Federal Reserve System.

Regulatory Change means, with respect to Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Request for Credit means a request for a Revolving Loan duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.

Requirements of Environmental Law means all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any Governmental Authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.

Returnable Bottle Eligible Accounts means, as at any date of determination thereof, each Eligible Account that is attributable to a sale of returnable bottle Inventory by Borrower or another Obligor.

Returnable Bottle Eligible Inventory means, as at any date of determination thereof, each item of Eligible Inventory that is comprised of returnable bottle Inventory.

Revolving Loan means a Loan made pursuant to Section 2.01.

Revolving Loan Commitment means the obligation, if any, of Lender to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to (but not exceeding) $2,500,000.00.

Revolving Loan Note means the promissory note dated March 28, 2006, executed by Borrower payable to the order of Lender in the face amount of $7,500,000.00, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

Security Agreements means, collectively, (a) the Pledge and Security Agreement dated March 28, 2006, executed by Borrower in favor of Lender, covering all Accounts, Inventory, Equipment, Chattel Paper, Instruments, General Intangibles, Equity Interests in certain Subsidiaries of Borrower and other tangible and intangible personal Property now or hereafter owned by Borrower, as more particularly described therein, as security for all Obligations, (b) the Pledge and Security Agreement dated March 28, 2006, executed by Mountain Valley Logistics, LLC in favor of Lender, covering all Accounts, Inventory, Equipment, Chattel Paper, Instruments, General Intangibles and other tangible and intangible personal Property now or hereafter owned by Mountain Valley Logistics, LLC, as more particularly described therein, as security for all Obligations, (c) the Trademark Security Agreement dated March 28, 2006, executed by Borrower in favor of Lender, covering all trademarks and related personal property of Borrower, as more particularly described therein, as security for all Obligations, and (d) any and all other security agreements, pledge agreements, collateral assignments or other similar documents now or hereafter executed in favor of Lender, as security for the payment or performance of any and/or all of the Obligations, and (e) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments.

Security Documents means, collectively, this Agreement, the Security Agreements, the Mortgage, the Guaranty, the Financing Statements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered in connection with, or as security for the payment or performance of, any Credit Document, as any of them may from time to time be amended, modified, restated or supplemented.

Statutory Reserve Rate means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Subordinated Indebtedness means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to Lender, in its sole discretion, to all Indebtedness of such Person to Lender, whether now existing or hereafter incurred.  Indebtedness shall not be considered as “Subordinated Indebtedness” unless and until Lender shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in Proper Form, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of subordination required by Lender.

Subsidiary means, as to a particular parent Person, any other Person of which 50% or more of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) is at the time directly or indirectly owned or held by such parent Person, or by one or more of its Affiliates; provided, however, that notwithstanding the foregoing, the Excluded Entity shall not be deemed to be Subsidiaries of Borrower for purposes of this Agreement and all other Credit Documents, including without limitation, financial reporting requirements, calculation and compliance with applicable financial covenants, and compliance with affirmative and negative covenants.

Tangible Net Worth means (a) the sum of (i) Subordinated Indebtedness and (ii) total assets (valued at cost less normal depreciation), less (b) all intangibles and all liabilities (including contingent and indirect liabilities), all determined in accordance with GAAP.  The term “intangibles” shall include, without limitation, (1) deferred charges; (2) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (3) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles.  The term “liabilities” shall include, without limitation, (1) Indebtedness secured by Liens on Property of the Person with respect to which Tangible Net Worth is being computed, whether or not such Person is liable for the payment thereof; (2) deferred liabilities, and (3) Capital Lease Obligations.  Tangible Net Worth shall be determined on a consolidated basis.

Term Loan means the Loan made pursuant to Section 2.02.

Term Note means the promissory note dated March 28, 2006, executed by Borrower payable to the order of Lender in the face amount of $9,000,000.00, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

Title Insurance Policy means the policy of title insurance, in Proper Form, in a face amount of $12,000,000.00, issued in favor of Lender by a title insurance company satisfactory to Lender and insuring that title to the real Property covered by the Mortgage is vested in Borrower, free and clear of any Lien, objection, exception or requirement other than those permitted hereunder, and that the Mortgage creates a valid first and prior lien on all such real Property, subject only to such exceptions as may be approved in writing by Lender.  The Title Insurance Policy shall contain a complete and accurate description of the Mortgage, shall specify the recording and filing information applicable to it and shall describe the real Property covered by the Mortgage identically to the description thereof in the Mortgage.

Total Leverage Ratio means, as of any day for any Person, the ratio of (a) all Funded Indebtedness as of such day (including that portion of Subordinated Indebtedness for which accrued and unpaid interest is permitted by the Lender to be periodically paid in accordance with the terms thereof before the Maturity Date, so long as no Event of Default then exists, but excluding any Subordinated Indebtedness for which accrued and unpaid interest is not permitted by the Lender to be periodically paid before the Maturity Date), to (b) EBITDA for the 12-month period ending on such day, in each case of such Person computed and calculated, without duplication, on a consolidated basis and in accordance with GAAP.

Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC or a Plan under Title IV of ERISA.  With respect to multiemployer Plans, the term “Unfunded Liabilities” shall also include contingent liability for withdrawal liability under Section 4201 of ERISA to all multiemployer Plans to which Borrower, any other Obligor or any member of a Controlled Group for employees of Borrower or any other Obligor contribute in the event of complete withdrawal from such Plans.

Section 1.02                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights

ARTICLE II
Loans; Credit Facility Administration

Section 2.01                                Revolving Loans; Revolving Loan Commitment.  Lender agrees, subject to all of the terms and conditions of this Agreement, to make Revolving Loans to Borrower as follows:

(a)                                  Prior to the Maturity Date, Lender will make Revolving Loans to Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, (i) the Revolving Loan Commitment at all times prior to the Hunt Guaranty Release Date, and (ii) the lesser of (1) the Revolving Loan Commitment or (2) the Borrowing Base at all times on and after the Hunt Guaranty Release Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans prior to the Maturity Date.  Borrower and Lender agree pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Notes or any Loan obligation hereunder and that none of this Agreement, the Notes nor any Loan obligation hereunder shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Revolving Loans shall be evidenced by the Revolving Note, and Lender shall in no event be obligated to fund more than one (1) Revolving Loan per day.  Revolving Loan proceeds shall be made available to Borrower by depositing them in an account designated by Borrower and maintained with Lender.

(b)                                 As additional consideration for the Revolving Loan Commitment of Lender, Borrower shall pay to Lender a commitment fee for the period from the date of this Agreement to and including the Maturity Date at a rate per annum equal to 0.25%, with such commitment fee to be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (1) the aggregate amount of the Revolving Loan Commitment for such day over (2) the unpaid principal balance of the Revolving Loan Note on such day.  Such commitment fee shall be payable quarterly in arrears, on the first day of each July, October, January and April prior to the Maturity Date and on the Maturity Date.  All past due fees payable under this paragraph shall bear interest at the Default Rate.

(c)                                  Upon at least five (5) Business Days’ prior irrevocable written notice to Lender, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Loan Commitment; provided, however, that the Revolving Loan Commitment shall not be reduced at any time to an amount less than the aggregate principal amount of all Revolving Loans outstanding at such time.  Simultaneously with any such termination or reduction of the Revolving Loan Commitment, Borrower shall pay to Lender the commitment fee owing under Section 2.01(b) through and including the date of such termination or reduction on the amount of the Revolving Loan Commitment so terminated or reduced.  Each partial reduction of the

Revolving Loan Commitment shall be in a minimum of $100,000.00, or an integral multiple of $100,000.00 in excess thereof.

Section 2.02                                Term Loan.  Lender has previously advanced the Term Loan to Borrower in an amount equal to the original principal amount of the Term Note.  Amounts paid or prepaid under the Term Loan may not be reborrowed.

Section 2.03                                Repayment of Loans; Evidence of Debt.

(a)                                  Borrower hereby unconditionally promises to pay to Lender in full the unpaid principal amount of each Revolving Loan on the Maturity Date for the Revolving Loans.

(b)                                 Borrower hereby unconditionally promises to pay to Lender the Term Loan as follows: (i) commencing on the earlier to occur of the last day of the month in which the Hunt Guaranty Release Date occurs or January 31, 2014, equal monthly principal installments of $50,000.00 each, shall be due and payable on the last day of each calendar month prior to the Maturity Date; and (ii) the then unpaid principal amount of the Term Loan shall be payable in full on the Maturity Date for the Term Loan.  If more than one Interest Option is in effect for the Term Loan at the time of Lender’s receipt of any scheduled principal payment, such principal payment will be applied, first, to the principal balance of the CBFR Borrowing under the Term Loan (to the extent one then exists), with the balance, if any, being applied to the principal balance of the specific LIBOR Borrowing then existing under the Term Loan which is designated by Borrower to be reduced by such payment (or in the absence of such designation by Borrower, to any LIBOR Borrowing then existing under the Term Loan selected by Lender), subject to payment of any amount required under Section 2.08 hereof (if any) related to any such payment of any LIBOR Borrowing under the Term Loan.

(c)                                  Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, and (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder. The entries made in such accounts shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; but the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement and the Notes.

Section 2.04                                Prepayments of Loans.

(a)                                  Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, except as otherwise provided in this Section 2.04, Sections 2.06(a) and (b) and Section 2.07(b) hereof, but subject to the requirements of this Section.  Any prepayment of the Term Loan applied against principal shall be applied in inverse order of maturity.  Prepayments under this subparagraph (a) of any Loan shall be subject to the following additional conditions:

(1)                                  In giving notice of prepayment as hereinafter provided, Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the applicable Loan being prepaid and the manner of application of such prepayment as between CBFR Borrowings and LIBOR Borrowings for such Loan, if applicable.

(2)                                  Such prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (i) Borrower shall have given Lender at least three (3) Business Days’ prior irrevocable written or facsimile notice of such prepayment, specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, Borrower shall pay directly to Lender, on the last day of such Interest Period, any amount required under Section 2.08 hereof as a result of such prepayment.

(3)                                  Such prepayments applied to any CBFR Borrowing may be made prior to 1:00 p.m., Austin, Texas time, on any Business Day.

(4)                                  Such prepayments applied against the principal balance of the Term Loan shall be applied in inverse order of maturity.

(b)                                 Borrower shall from time to time on demand by Lender and subject to the requirements of this Section, prepay the Revolving Loans in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the sum of the aggregate principal amount of all Revolving Loans outstanding shall be less than or equal to (i) the Revolving Commitment at all times prior to the Hunt Guaranty Release Date, and (ii) the lesser of (1) the Revolving Loan Commitment or (2) the Borrowing Base at all times on and after the Hunt Guaranty Release Date.

(c)                                  If the Term Loan is then outstanding and if Borrower receives payments in excess of $50,000.00 in the aggregate pursuant to any timber harvesting, conversion, thinning or other actions recommended under the 2005 Preliminary Management Plan prepared for the Borrower by Davis Forestry Consultants, PLLC, Borrower shall prepay the Term Loan in an amount equal to the applicable excess payment received within five (5) days after Borrower’s receipt of such excess payment. Any such prepayment of the Term Loan shall be applied to the principal balance of the Term Loan in inverse order of maturity.

(d)                                 Borrower shall notify Lender by telephone (confirmed promptly by telecopy) of any prepayment hereunder not later than 11:00 a.m., Austin, Texas time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.

Section 2.05                                Interest Rates and Payments; Interest Options.

(a)                                  The Loans shall bear interest at the lesser of (i) the sum of the CB Floating Rate minus the Applicable Margin or (ii) the Ceiling Rate; provided, that subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under any of the Loans bear interest until their respective Maturity Dates at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Margin (together with the CB Floating Rate, individually herein called an “Interest Option” and collectively called “Interest Options”).  The records of Lender, with respect to Interest Options, Interest Periods and the amounts of the applicable Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on each of the Loans shall be calculated at the CB Floating Rate minus the Applicable Margin, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate plus the Applicable Margin is to apply to any Loan or applicable portion thereof.

(b)                                 In accordance with the provisions hereof, and provided no Default or Event of Default has occurred and is continuing, Borrower may elect to have the Adjusted LIBOR Rate plus the Applicable Margin apply or continue to apply to all or any portion of the principal balances of any or all of the Loans.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the applicable Loan(s), but such conversion alone shall not change the outstanding principal balance of any Loans and any Note.  The Interest Options shall be designated or converted in the manner provided below:

(1)                                  Borrower shall give Lender by telephone, promptly confirmed by written notice (the “Rate Selection Notice”) substantially in the form of Exhibit B hereto.  Each such telephone and written notice shall specify the applicable Loan, the amount thereof and the type of borrowing which is the subject of the designation, if any; the amount and type of borrowing(s) into which such borrowing is to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by Borrower.  Such notice by telephone shall be irrevocable and shall be given to Lender no later than the applicable Rate Selection Date.  If a new Revolving Loan is to be a LIBOR Borrowing, then the Rate Selection Notice shall be included in the Request for Revolving Loan applicable to the new Revolving Loan, which shall be given to Lender no later than the applicable Rate Selection Date;

(2)                                  No more than three (3) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to the Revolving Loans, and no more than three (3) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to each Term Loan.  Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $500,000, or an integral multiple of $100,000.00 in excess thereof;

(3)                                  Principal included in any borrowing shall not be included in any other borrowing which exists at the same time;

(4)                                  Each designation or conversion shall occur on a Business Day;

(5)                                  Except as provided in Section 2.06 hereof, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period;

(6)                                  If Borrower fails to deliver a timely Rate Selection Notice with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such LIBOR Borrowing is repaid as provided herein, at the end of such Interest Period such LIBOR Borrowing shall be converted to a CBFR Borrowing, and if any timely submitted Rate Selection Notice requests a LIBOR Borrowing, but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(7)                                  Notwithstanding any contrary provision hereof, so long as a Default has occurred and is continuing (i) no outstanding Loan or any portion thereof may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

(c)                                  Notwithstanding the foregoing, (i) at the option of Lender, all principal outstanding under the Loans during the existence of an Event of Default, whether then due and payable, shall bear interest at the Default Rate, said accrued and unpaid interest to be due and payable upon demand, and (ii) past due principal, interest, fees and other amounts due under this Agreement or any other Credit Document shall bear interest at the Default Rate, which shall be payable on demand.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon the applicable Maturity Date for such Loan, but interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(e)                                  All interest hereunder and under the Notes shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable CB Floating

Rate and Applicable Margin shall be determined by Lender, and such determination shall be conclusive absent manifest error.

Section 2.06                                Alternate Rate of Interest.

(a)                                  If for any reason with respect to any Interest Period that has not yet commenced, Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that (a) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period, or (b) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then Lender shall give Borrower notice thereof by telephone or facsimile as promptly as practicable thereafter and thereupon, (i) any Rate Selection Notice previously given by Borrower designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from Lender shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (ii) until Lender shall notify Borrower that the circumstances giving rise to such notice from Lender longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for a CBFR Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect to a CBFR Borrowing.

(b)                                 If, after the date of this Agreement, any Change in Law shall at any time make it unlawful or impracticable for Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of Lender to establish or maintain the LIBOR Borrowings affected by such adoption or change shall forthwith be canceled and Borrower shall forthwith, upon demand by Lender to Borrower, (i) convert such LIBOR Borrowings to CBFR Borrowings; (ii) pay all accrued and unpaid interest to date on the amount so converted; and (iii) pay any amounts required under Section 2.08 below.  All present and subsequent requests for LIBOR Borrowings by Borrower shall be deemed to be requests for CBFR Borrowings with respect to Lender for all LIBOR Borrowings affected by such adoption or change until such adoption or change no longer affects the LIBOR Borrowings for Lender.

Section 2.07                                Increased Costs.

(a)                                  If Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(b)                                 If Lender reasonably determines that any Change in Law imposes on Lender or the London interbank market any other condition affecting this Agreement or LIBOR Borrowings, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Borrowing (or of maintaining its obligation to make any such LIBOR Borrowing) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(c)                                  A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section shall be delivered to Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; but Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies Borrower of such Change of Law within 180 days after the adoption, enactment or similar act with respect to such Change of Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

Section 2.08                                Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Borrowing other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance therewith), then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Borrowing, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such LIBOR Borrowing had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such LIBOR Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.09                                Payments Generally.

(a)                                  All payments of the Obligations hereunder shall be made to Lender at Lender’s address specified pursuant to Section 8.08, or at any other office of Lender specified in writing by Lender to Borrower, by noon (local time) on the date when due.  Lender is hereby authorized to charge any account of Borrower maintained with Lender or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

(b)                                 Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or of amounts payable under Article II or otherwise) on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, before 2:00 p.m., Austin, Texas time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at its offices at 700 Lavaca, Austin, Texas.  If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Unless otherwise specified therein, all payments under each Credit Document shall be made in Dollars.

(c)                                  If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder, with any payment or prepayments of principal under the Term Loan being applied in inverse order of maturity. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower, or unless a Default is in existence, Lender shall not apply any payment which it receives to any LIBOR Borrowing except (1) on the expiration date of the Interest Period applicable thereto or (2) in the event, and only to the extent, that there are no outstanding CBFR Borrowings and, in any such event, Borrower shall pay the break funding payment required in accordance with Section 2.08. Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

ARTICLE III
Conditions Precedent

Section 3.01                                All Loans.  The obligation of Lender to make any Loan is subject to the accuracy in all material respects of all representations and warranties of Borrower or any other Obligor in this Agreement or any other Credit Document on the date thereof (and if requested by Lender, receipt by Lender of evidence of such accuracy), to the performance by Borrower and the other Obligors of their respective obligations under the Credit Documents (and Lender’s receipt of evidence of such performance) and to the satisfaction of the following conditions:

(a)                                  (i) so long as the Loan Sweep Agreement remains in effect, Borrower is in compliance with the terms and conditions of the Loan Sweep Agreement and an advance of the applicable Revolving Loan is then available under the terms of the Loan Sweep Agreement, or (ii) if the Loan Sweep Agreement is no longer in effect, Lender shall have received by no later than 11:00 a.m. on the date of such requested Revolving Loan, a Request for Credit, signed by an officer of Borrower, accompanied by a duly executed Borrowing Base Certificate dated as of the last day of the calendar month immediately preceding such Request for Credit (said Borrowing Base Certificate requirement to only be applicable after the Hunt Guaranty Release Date) and such other financial information as Lender may reasonably require to substantiate compliance with all financial covenants contained herein by Borrower if Lender reasonably believes at such time that Borrower is not then in compliance with any of the financial covenants contained herein.

(b)                                 prior to the date thereof, there shall have occurred, in the reasonable opinion of Lender, no material adverse change in the consolidated assets, liabilities, financial condition, business or affairs of Borrower;

(c)                                  no Default or Event of Default shall have occurred and be continuing or will occur as a result of the requested Loan;

(d)                                 the making of the Loan shall not be prohibited by, or subject Lender to any penalty or onerous condition under, any applicable Legal Requirement;

(e)                                  all of the Credit Documents have been executed and delivered, and shall be valid, enforceable and in full force and effect;

(f)                                    all fees and expenses owed to Lender under any of the Credit Documents as of the date thereof shall have been paid in full;

(g)                                 Lender shall have received evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created by the Security Documents; and

(h)                                 Lender shall have received such other documents as it may reasonably require.

Each such Loan shall be subject to the further condition that, at the time thereof, all legal matters incident to the transactions herein contemplated shall be satisfactory to Lender’s legal counsel.  Delivery of any Request for Credit to Lender shall constitute a representation by Borrower that the representations and warranties made by Borrower under this Agreement and the other Credit Documents are true and correct as of the date of delivery of such Request for Credit.

Section 3.02                                Initial Loans.  In addition to the conditions described in Section 3.01 hereof, the obligation of Lender to make the initial Loans is subject to the receipt by Lender of each of the following, in Proper Form:

(a)                                  the Notes, the Security Documents, the Guaranty (including the Guaranty of J. B. Hunt, LLC of even date herewith) and the other Credit Documents;

(b)                                 the Organizational Documents of Borrower, Mountain Valley Logistics, LLC and J. B. Hunt, LLC, together with (i) a duly executed Borrowing Authorization with respect to Borrower, Mountain Valley Logistics, LLC and J. B. Hunt, LLC, and (ii) other satisfactory evidence confirming that the ownership, organizational structure and capitalization of Borrower and its Subsidiaries is consistent in all material respects to the written descriptions thereof previously furnished to Lender;

(c)                                  a current certificate from the Secretary of State or other appropriate official of the State of Arkansas as to the continued existence and good standing of Borrower, Mountain Valley Logistics, LLC and J. B. Hunt, LLC;

(d)                                 if applicable, a current certificate from the appropriate public official of each jurisdiction other than the State of Arkansas as to the due qualification to do business and good standing of Borrower, Mountain Valley Logistics, LLC and/or J. B. Hunt, LLC where such qualification is necessary to conduct Borrower’s, Mountain Valley Logistics, LLC’s and/or J. B. Hunt, LLC’s business in such jurisdiction;

(e)                                  the most recent schedule and aging of the Accounts and listing of the Inventory of Borrower and its Subsidiaries dated not earlier than thirty (30) days prior to the date hereof;

(f)                                    sufficiently detailed monthly projections (including projected Capital Expenditures);

(g)                                 copies of all real Property lease agreements entered into by Borrower or any of its Subsidiaries, together with waivers or subordinations of any and all landlord liens (whether statutory, constitutional or contractual) held by any owner of each such leased real Property location and all consents of third parties necessary to permit the effective granting of the Liens created thereby, financing statements pursuant to the Uniform Commercial Code and other documents as may be reasonably required by Lender to grant to Lender a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 6.02 hereof);

(h)                                 an existing survey covering each real Property covered by the Mortgage, together with an affidavit by an authorized officer of Borrower, in the form required to permit the applicable title company to delete the standard printed “survey “ exception from the Title Insurance Policy;

(i)                                     certificates of insurance satisfactory to Lender in all respects evidencing the existence of all insurance required to be maintained by Borrower pursuant to the terms of this Agreement and the Security Documents; and

(j)                                     reasonably satisfactory evidence that the Liens created by the Security Documents continue to constitute first priority Liens (subject only to the Liens permitted under Section 6.02 hereof), including without limitation, (1) satisfactory Uniform Commercial Code and Federal Patent and Trademark Office search reports, (2) satisfactory authorizations to file releases of liens, termination statements or other similar instruments with respect to any existing prior Liens to be released, and (3) the Title Insurance Policy.

ARTICLE IV
Representations and Warranties

Borrower represents and warrants to Lender that:

Section 4.01                                Organization; Authorization.  Borrower and Mountain Valley Logistics, LLC are (a) duly organized, validly existing and in good standing under the laws of the state of Arkansas and have full legal right, power and authority to carry on their respective businesses as presently conducted and to execute, deliver and perform their respective obligations under the Credit Documents executed by it, and (b) Borrower and Mountain Valley Logistics, LLC are duly qualified to do business and in good standing in each jurisdiction in which the nature of their respective businesses makes such qualification necessary or desirable.  Borrower’s execution, delivery and performance of the Credit Documents executed by it have been duly authorized by all necessary action under Borrower’s Organizational Documents and otherwise, and Mountain Valley Logistics, LLC’s execution, delivery and performance of the Credit Documents executed by it have been duly authorized by all necessary action under Mountain Valley Logistics, LLC’s Organizational Documents and otherwise.

Section 4.02                                No Consents Necessary.  Each Obligor’s execution, delivery and performance of the Credit Documents do not and will not require (i) any consent of any other Person, or (ii) any consent, license, permit, authorization or other approval of any court, arbitrator, administrative agency or other Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the taking of any other action in respect of, any such court, arbitrator, administrative agency or other Governmental Authority.

Section 4.03                                No Conflicts.  Neither execution or delivery of any Credit Document, nor the fulfillment of or compliance with its terms and provisions will (i) violate any Legal Requirement or the Organizational Documents of any Obligor or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any agreement, instrument, franchise, license or concession to which any Obligor is a party or bound.

Section 4.04                                Enforceability.  Each Credit Document has been duly and validly executed, issued and delivered by the applicable Obligor.  They are in proper legal form for prompt enforcement and they are the respective Obligors’ valid and legally binding obligations, enforceable in accordance with their terms.  Obligors’ obligations under them rank and will rank at least equal in priority of payment with all of Obligors’ other Indebtedness (except only for Indebtedness preferred by operation of law or Indebtedness disclosed in writing to Lender before execution and delivery of this Agreement).

Section 4.05                                Financial Condition; Title to Property.  All information supplied to Lender, and all statements made to Lender by or on behalf of Obligors before, concurrently with or after execution of this Agreement are and will be true, correct, complete, valid and genuine in all material respects.  Borrower’s financial statements furnished to Lender fairly present the consolidated financial condition of Borrower and its Subsidiaries as of its date and for the period then ended.  No material adverse change has occurred in the financial conditions reflected in any such statements since their dates, and all assets listed on such statements are subject to the applicable Obligor’s management, control and disposition and—except as shown therein—are available to satisfy any claims rightfully made pursuant to the Credit Documents.  Borrower and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the Property and assets shown on the most recent consolidated balance sheet for Borrower provided under the terms of Section 5.2, and all assets and Property acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of Borrower’s or its applicable Subsidiary’s business or as have been disposed of in the ordinary course of business, and except for minor defects in title that do not interfere with the ability of Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.06                                Taxes.  Obligors have filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for taxes which are being diligently contested in good faith and for payment of which adequate reserves have been set aside.

Section 4.07                                Litigation.  Except for (a) the prior lawsuit involving Borrower for which the Arkansas Eight Circuit Court of Appeals rendered its decisions on July 19, 2011 and (b) the related motions for recovery of the various parties’ respective legal fees incurred in connection with such lawsuit, there is no condemnation or other action, suit or proceeding pending—or, to the best of Borrower’s knowledge, threatened—against or affecting any Obligor or the Collateral, at law or in equity, or before or by any Governmental Authority, which might result in any material adverse change in any Obligor’s business or financial condition or in the Collateral or in other Property of any Obligor or any interest in it.

Section 4.08                                No Defaults.  No Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority, in the payment of any Indebtedness for borrowed money or under any agreement or other papers evidencing or securing any such Indebtedness.

Section 4.09                                No Adverse Contracts.  No Obligor is a party to any contract or agreement which materially and adversely affects any of its businesses, Properties or financial conditions.

Section 4.10                                Solvency.  Each Obligor is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or—to Borrower’s knowledge—against any Obligor.  Each Obligor’s liabilities and obligations under the Credit Documents to which it is a party do not and will not render such Obligor insolvent, cause such Obligor’s liabilities to exceed such Obligor’s assets or leave such Obligor with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

Section 4.11                                Prior Representations. No representation or warranty contained in any Credit Document and no statement contained in any certificate, schedule, list, financial statement or other papers furnished to Lender by or on behalf of any Obligor contains—or will contain at the time of any deemed republication of such representation and warranty in accordance with the terms of the last sentence of Section 3.01 above—any untrue statement of material fact, or omits—or will omit at the time of any deemed republication of such representation and warranty in accordance with the terms of the last sentence of Section 3.01 above—to state a material fact necessary to make the statements contained therein not misleading.

Section 4.12                                Margin Stock.  None of the proceeds of the Notes will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 4.13                                Permits.  Each Obligor possesses all permits, licenses, patents, trademarks, tradenames and copyrights required to conduct its business.

Section 4.14                                Legal Requirements.  Obligors and the Collateral are in compliance with all applicable Legal Requirements and each Obligor manages and operates (and will continue to manage and operate) its business in accordance with good industry practices.

Section 4.15                                ERISA.  With respect to each Plan, Borrower, each other Obligor and each member of a Controlled Group for the employees of Borrower or any other Obligor have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code.  No event has occurred which could result in a liability of Borrower, any other Obligor or any member of a Controlled Group for the employees of Borrower or any other Obligor to the PBGC or a Plan (other than to make contributions in the ordinary course).  Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower, any other Obligor or any member of a Controlled Group for the employees of Borrower or any other Obligor.  There are no Unfunded Liabilities with respect to any Plan.  No “prohibited transaction” has occurred with respect to any Plan.

Section 4.16                                Investment and Holding Company Status.

(a)                                  Neither Borrower nor any other Obligor is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

(b)                                 Neither Borrower nor any other Obligor is an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” or an “affiliate” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHC Act”).  Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Notes, the liabilities of any Obligor under any of the Credit Documents or any Liens created under the Security Documents.

Section 4.17                                Environmental Matters.  Except as disclosed in writing to Lender before execution and delivery of this Agreement, (a) each Obligor has obtained and maintained in effect all Environmental Permits, the failure to obtain which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party, (b) each Obligor (and its Properties, business and operations) has been and is in compliance with all applicable Requirements of Environmental Law and Environmental Permits, the failure to obtain which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party, (c) no Obligor (or any of its Properties, business and operations) is subject to any (i) Environmental Claims or (ii) Environmental Liabilities, in either case direct or contingent, and whether known or unknown, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party, and (d) no Obligor has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, business or operations which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party.  The liability (including any Environmental Liability and any other damage to persons or Property), if any, of each Obligor with respect to its Properties, business and operations which is reasonably expected to arise in connection with Requirements of Environmental Laws currently in effect and other environmental matters presently known by such Obligor will not have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party.  No Obligor knows of any event or condition with respect to Environmental Matters with respect to any of its Properties which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Properties or prospects of the applicable Obligor or on the ability of such Obligor to perform its material obligations under any Credit Document to which it is a party.  The provisions of this Section are cumulative of the provisions relating to this subject matter in the other Credit Documents.

Section 4.18                                Executive Offices; Fiscal Year.  Borrower’s principal place of business and chief executive office is 150 Central Avenue (P.O. Box 1610), Hot Springs National Park, Arkansas 71902.  Borrower’s fiscal year is January 1st to December 31st of each calendar year.

Section 4.19                                Subsidiaries.  As of the date hereof, Borrower has no Subsidiaries except (a) Mountain Valley Logistics, LLC, an Arkansas limited liability company, (b) Veriplas Containers II, LLC, an Arkansas limited liability company, and (c) Mountain Valley Spring Company, a currently inactive Subsidiary that is contemplated to become the Parent in connection with the IPO.

Section 4.20                                Continued Effectiveness of Prior Borrowing Authorizations and Resolutions.  The resolutions or authorizations of the Management Committee of Borrower, as set out in that certain Memorandum of Action and Resolutions of the Management Committee of Mountain Valley Spring Company, LLC attached as Exhibit A to the Secretary’s Certificate and Affidavit dated on or about March 28, 2006, previously executed and delivered to Lender by the Secretary of both Borrower and Mountain Valley Logistics, LLC, (a) remain in full force and effect as of the effective date hereof and have not been modified, amended, superseded or revoked, (b) properly authorize the undersigned officer of Borrower and to execute and deliver this Agreement on behalf of Borrower as its act and deed, (c) properly authorize the undersigned officer of Mountain Valley Logistics, LLC and to execute and deliver the Guarantor ratification attached to this Agreement on behalf of Mountain Valley Logistics, LLC as its act and deed, and (d) no further resolutions or authorizations are required in connection with Borrower’s or Mountain Valley Logistics, LLC’s execution and delivery of this Agreement.

ARTICLE V
Affirmative Covenants

Borrower covenants and agrees with Lender that prior to termination of this Agreement:

Section 5.01                                Existence; Conduct of Business.  Borrower shall (and shall cause each other Obligor to) at all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves deemed adequate by Lender have been established therefor; (b) to the extent applicable, do all things necessary to preserve its existence, qualifications, rights and franchises in all states where such qualification is necessary or desirable; (c) comply with all applicable Legal Requirements (including Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property; (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently, and (e) pay punctually and discharge when due, or renew or extend, any Indebtedness incurred by it and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of its Property; provided, however, that nothing contained in this subparagraph (e) shall require payment, discharge, renewal or extension of any such Indebtedness or discharge, performance or observance of any such covenants, provisions and conditions so long as any claims which may be asserted against with respect to any such Indebtedness or any such covenants, provisions and conditions shall be contested diligently and in good faith and reserves with respect thereto deemed adequate by Lender shall be established.

Section 5.02                                Financial Statements and Other Information.  Borrower shall furnish or cause to be furnished to Lender a copy of each of the following:

(a)                                  as soon as available and in any event within 125 days after the end of each fiscal year of Borrower, Annual Audited Financial Statements of Borrower;

(b)                                 as soon as available and in any event within 35 days after the end of each calendar month, Monthly Financial Statements of Borrower;

(c)                                  concurrently with the financial statements provided for in subsections (a) and (b) of this Section 5.02, a compliance certificate (“Compliance Certificate”) in the form of Exhibit D hereto accompanied by such schedules, computations and other information, in reasonable detail, as may be required by Lender to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower;

(d)                                 within 35 days after the end of each calendar month after the Hunt Guaranty Release Date, (i) a Borrowing Base Certificate as of the last day of such calendar month, together with such supporting information as Lender may reasonably request, certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower (with it being agreed that immaterial discrepancies in any such Borrowing Base Certificate not actually known to such officer executing the applicable Borrowing Base Certificate at the time of such execution shall not constitute a Default or Event of Default for purposes hereof), (ii) a listing and aging of the Accounts of Borrower covering its Accounts as of the end of such calendar month, prepared in reasonable detail and containing such information as Lender may request and (iii) a listing of the Inventory of Borrower covering its Inventory as of the end of such calendar month, prepared in reasonable detail and detailing the cost and market value of such Inventory, each duly executed by such officer or other responsible party;

(e)                                  from time to time after the Hunt Guaranty Release Date, upon the request of Lender, but at the cost of Borrower, a report of a collateral field examiner or auditor (which may or may not be affiliated with Lender) with respect to the Accounts and Inventory components included in the Borrowing Base (provided, however, that so long as no Event of Default has occurred and is continuing, Lender shall not require such a report more than four times per calendar year);

(f)                                    after the consummation of the IPO and promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(g)                                 such other information relating to the financial condition, operations, prospects or business of any Obligor as from time to time may be reasonably requested by Lender.  Each delivery of a financial statement pursuant to this Section 5.02 shall constitute a republication of the representations and warranties contained in Article IV.

Section 5.03                                Financial Covenants.  At all times after the Hunt Guaranty Release Date, Borrower shall have and maintain:

(a)                                  a Fixed Charge Coverage Ratio, on a consolidated basis, greater than or equal to 1.20 to 1.00 as of the last day of each calendar month; and

(b)                                 a Total Leverage Ratio, on a consolidated basis, less than or equal to 4.00 to 1.00 as of the last day of each calendar month ending on or after June 30, 2011.

Section 5.04                                Books and Records; Inspection Rights.  Borrower shall maintain books and records in accordance with GAAP.  Borrower shall permit Lender and any consultant of Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as Lender may reasonably desire.  In connection therewith, Lender and any consultant of Lender shall each have the right to examine, as often as Lender may request, the existence and condition of the Accounts and Inventory of Borrower and its Subsidiaries and to review Borrower’s and its Subsidiaries’ compliance with the terms and conditions of this Agreement and the other Credit Documents, subject to governmental confidentiality requirements.  Lender shall also have the right to verify with any and all customers of Borrower and its Subsidiaries the existence and condition of the Accounts without prior notice to or consent of Borrower or any of its Subsidiaries.

Section 5.05                                Further Assurances.  Borrower shall promptly execute and deliver (or cause to be executed and delivered), at Borrower’s expense, any and all other and further instruments which may be requested by Lender to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the agreements and undertakings set forth in the Credit Documents.

Section 5.06                                Insurance.  Borrower shall maintain insurance with such insurers, on such of its and its Subsidiaries’ Property, in such amounts and against such risks as is reasonably satisfactory to Lender, including without limitation, fire and extended coverage, general liability insurance, worker’s compensation coverage and crop insurance protection, and furnish Lender satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the Security Documents.  Lender shall be named as loss payee and a beneficiary of all such insurance and shall be provided with copies of the policies of insurance and one or more certificates of the insurer that the insurance required by this paragraph may not be canceled, reduced or affected in any manner without thirty (30) days’ prior written notice to Lender.  Wherever permitted and available under applicable law, such insurance shall name Lender as loss payee and/or mortgagee insured.

Section 5.07                                Notice of Material Events.  Borrower shall notify Lender immediately upon acquiring knowledge of the occurrence of, or if Borrower or any other Obligor causes or intends to cause, as the case may be:  (a) the institution of any lawsuit or administrative proceeding affecting any Obligor, the adverse determination under which could have a material adverse effect on the business, condition (financial or otherwise), operations, Property or prospects of such Obligor or on its ability to perform its respective obligations under any Credit Document to which it is a party; (b) any material adverse change, either in any case or in the aggregate, in the assets, liabilities, business, condition (financial or otherwise), operations, Property or prospects of any Obligor; (c) any Event of Default or any Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower of the steps being taken to cure the effect of such Event of Default or Default; (d) the receipt of any notice from, or the taking of any other action by, the holder of any material Indebtedness of any Obligor with respect to a claimed default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action such Obligor is taking or proposed to take with respect thereto; and (e) any material change in the accuracy of the representations and warranties of any Obligor in this Agreement or any other Credit Document.  Borrower will notify Lender in writing at least 30 days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business (or residence, if such Obligor is an individual) or the place where it keeps its books and records.

Section 5.08                                ERISA Matters.  Borrower shall promptly furnish to Lender (1) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (2) if requested by Lender, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (3) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an appropriate officer or other responsible party acceptable to Lender on behalf of the applicable Obligor or the applicable member of a Controlled Group for the employees of such Obligor specifying the nature thereof, what action such Obligor or the applicable member of such Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (4) promptly after the filing or receiving thereof by any Obligor or any member of a Controlled Group for the employees of such Obligor of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (5) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by any Obligor or any member of a Controlled Group for the employees of such Obligor to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be.  To the extent required under applicable statutory funding requirements, Borrower will fund, and will cause each other Obligor to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA.  Borrower covenants that it shall and shall cause each other Obligor and each other member of a Controlled Group for the employees of Borrower and each other Obligor to (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (b) prepare and file in a timely manner all notices and reports required under the terms of ERISA including annual reports; and (c) pay in a timely manner all required PBGC premiums.

Section 5.09                                Loan Proceeds.  The proceeds of the Revolving Loans will be used to provide funds for general corporate purposes and working capital for Borrower.  Without limiting any term or provision of this Agreement, the proceeds of Loans may not be used by Borrower to make or finance any Investment by Borrower.

Section 5.10                                Deposits, Treasury Management and Traditional Banking Services; Sweep Product Usage.  Until the Obligations are fully paid and the Revolving Loan Commitment is terminated, Borrower shall (a) maintain with Lender a substantial portion of its depository and disbursement accounts, related treasury management services, Permitted Investments and other traditional banking services, and (b) cause Lender’s “end-of-day sweep product” to be utilized for the Revolving Loan.

ARTICLE VI
Negative Covenants

Borrower covenants and agrees with Lender that prior to termination of this Agreement:

Section 6.01                                Indebtedness.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following:

(a)                                  Indebtedness to Lender or any Affiliate of Lender;

(b)                                 Indebtedness secured by Liens permitted by Section 6.02 hereof;

(c)                                  other liabilities existing on the date of this Agreement and disclosed in the financial statements delivered on or prior to the date hereof, and all renewals and extensions (but not increases) thereof;

(d)                                 purchase money Indebtedness to acquire Equipment, so long as (i) the aggregate principal amount of such Indebtedness does not exceed $500,000.00 at any time and (ii) Borrower is in compliance with the Total Leverage Ratio requirements of Section 5.03(b) immediately after giving effect to such purchase money Indebtedness;

(e)                                  agreements in existence as of the date hereof between Borrower and Borrower’s legal counsel and investment bankers governing the deferred payment of legal, advisory and underwriting fees to such parties in the event the IPO is not consummated; and

(f)                                    current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms.

Section 6.02                                Liens.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or contract rights; provided, however, that Borrower or any other Obligor that is a Subsidiary of Borrower may create or suffer to exist:

(a)                                  Liens in effect on the date hereof and disclosed to Lender in the financial statements delivered on or prior to the date hereof, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase;

(b)                                 Liens in favor of Lender;

(c)                                  Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness for Equipment permitted pursuant to this Agreement, if such Liens are only in respect of the Equipment subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness; and

(d)                                 Permitted Encumbrances.

Section 6.03                                Fundamental Changes.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will, in any single transaction or series of transactions, directly or indirectly, (1) consolidate, terminate, liquidate or dissolve, (2) be a party to any consolidation, termination, merger or consolidation, (3) sell, convey or lease all or substantially all of its assets, or (4) acquire all or substantially all of the assets of any Person, or acquire any Equity Interests of any other Person; provided, however, that any the following can occur without the prior consent of Lender:

(i)                                                             any Subsidiary of Borrower may merge or consolidate with Borrower or a Subsidiary of Borrower that is a Guarantor;

(ii)                                                          any of Borrower’s Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or a Subsidiary of Borrower that is a Guarantor;

(iii)                                                       any Subsidiary of Borrower may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by Borrower or a Subsidiary that is a Guarantor; and

(iv)                                                      Borrower and/or any Subsidiary of Borrower that is a Guarantor may hereafter purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or all or a majority of issued and outstanding Equity Interests of any Person, so long as (1) with respect to all purchases and acquisitions having up to a $6,000,000 aggregate purchase price (excluding any portion of any purchase price paid in Equity Interests of Borrower) paid for all such acquisitions and purchases, (i) no Event of Default exists, both immediately prior to and immediately after the consummation of the applicable acquisition or purchase, and (ii) Borrower is in compliance with each of the financial covenants in Section 5.03, tested on a pro forma basis assuming that the applicable acquisition or purchase (including the payment of the cash purchase price paid and the incurrence of any permitted Indebtedness assumed or acquired by Borrower and/or its applicable Subsidiaries in connection with such purchase or acquisition) had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of consummation of such acquisition or purchase, and (2) with respect to all other purchases and acquisitions after the foregoing $6,000,000 aggregate purchase price threshold has been exceeded, (i) no Event of Default exists, both immediately prior to and immediately after the consummation of the applicable acquisition or purchase, (ii) the Total Leverage Ratio for Borrower and its Subsidiaries as of the end of the most recent six (6) consecutive months ending prior to the consummation of such acquisition or purchase is 4.00 to 1.00, (iii) the Total Leverage Ratio for Borrower and its Subsidiaries, tested on a pro forma basis assuming that the applicable acquisition or purchase (including the payment of the cash purchase price paid and the incurrence of any permitted Indebtedness assumed or acquired by Borrower and/or its applicable Subsidiaries in connection with such purchase or acquisition) had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of consummation of the applicable acquisition or purchase, is 4.25 to 1.00, (iv) Borrower is in compliance with each of the other financial covenants in Section 5.03, tested on a pro forma basis assuming that applicable acquisition or purchase (including the payment of the cash purchase price paid and the incurrence of any Indebtedness assumed or acquired by Borrower and/or its applicable Subsidiaries in connection with such purchase or acquisition) had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of consummation of the applicable acquisition or purchase, and (v) the total purchase price paid for the applicable acquisition or purchase does not exceed $5,000,000.00 (excluding any portion of such purchase price paid in Equity Interests of Borrower).

Section 6.04                                Asset Sales.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will, in any single transaction or series of transactions, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset owned by it, except sales or other dispositions of (a) Inventory, (b) used, surplus or obsolete Equipment, to the extent the proceeds thereof are used to replace such disposed of Equipment if such replacement is reasonably necessary for Borrower’s or any of its Subsidiaries’ business operations, and (c) Permitted Investments, all in the ordinary course of business and for fair value.

Section 6.05                                Nature of Business.  Neither Borrower nor any other Obligor will change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged or permit any material change in its management.

Section 6.06                                Affiliate Transactions.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will enter into any transaction or agreement with any Affiliate or any officer, director, partner, trustee or owner or holder of any Equity Interests of Borrower or any of its Subsidiaries, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties, (b) any dividend or other distribution with respect to any Equity Interests in Borrower otherwise permitted hereunder, and (c) the management arrangement between Borrower and Veriplas Containers II, LLC existing as of the date of this Agreement pursuant to which Borrower provides management services to Veriplas Containers II, LLC, so long as the overall terms of such management arrangement are not amended or modified in any material respect to be more favorable to Veriplas Containers II, LLC than the overall terms thereof for the 12-month period prior to the date of this Agreement.

Section 6.07                                Investments; Loans; Advances.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will make any loan, advance, extension of credit or capital contribution to, or make any Investment in, any Person (including without limitation, the Excluded Entity), or make any commitment to make any such extension of credit or Investment, except the following:

(a)                                  Permitted Investments;

(b)                                 accounts receivable, inventory and other working capital accounts, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that in no event shall the aggregate Inventory on-hand of Borrower and all other Obligors acquired from Veriplas Containers II, LLC (i.e., four gallon bottles and any other Inventory hereafter manufactured by Veriplas Containers II, LLC) ever exceed $250,000.00 at any time; and

(c)                                  loans or advances to employees, officers or directors in the ordinary course of business of Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $50,000.00 in the aggregate at any time.

Section 6.08                                New and Dormant Subsidiaries. Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will form, create or acquire any Subsidiary not described in Section 4.18.

Section 6.09                                ERISA; Unfunded Liabilities.  Neither Borrower nor any other Obligor will incur any Unfunded Liabilities or allow any Unfunded Liabilities to arise or exist.

Section 6.10                                Sale and Leaseback Transactions.  Neither Borrower nor any other Obligor that is a Subsidiary of Borrower will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 6.11                                Ownership of Borrower.  (a)  Prior to the consummation of the IPO, Borrower will not permit any change in the beneficial ownership and/or control of the voting classes of Equity Interests in Borrower; provided, however, that (i) changes in ownership within J. B. Hunt-related Affiliates that own and hold Equity Interests in Borrower shall be permitted, and (ii) contemporaneously with the consummation of the IPO, (A) 100% of the Equity Interests of Borrower shall be transferred to and thereafter continuously held by the Parent, and (B) the Parent shall execute and deliver to Lender a Guaranty in Proper Form and shall at all times thereafter be a Guarantor of all of the Obligations pursuant to and in accordance with the terms of said Guaranty.

(b)                                 After the consummation of the IPO, the Parent shall never own and hold less than 100% of the Equity Interests of Borrower.

Section 6.12                                Dividends and Other Distributions.  Borrower will not:  (a) redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests; (b) pay any dividend except (i) non-cash dividends of additional Equity Interests, (ii) distributions to owners of Equity Interests in Borrower only in the amounts necessary to permit such owners to pay their respective corresponding federal income tax liability attributable to ownership of Equity Interests in Borrower, or (iii) cash dividends to holders of “preferred”, but not “common” Equity Interests, so long as no Event of Default then exists, both immediately prior to and immediately after giving effect to such permitted “preferred” Equity Interest dividends; or (c) make any other distribution of any Property or cash to holders of Equity Interests in Borrower as such.

Section 6.13                                Payments or Prepayments of Subordinated Indebtedness.  Borrower shall not make any payment or prepayment of any Subordinated Indebtedness, except to the extent permitted in writing by Lender.

Section 6.14                                Modification or Waiver of Subordinated Indebtedness Documents.  Borrower will not permit, request, join in or otherwise consent to any modification, amendment or waiver of any material term of any of documents evidencing and/or securing any Subordinated Indebtedness.

ARTICLE VII

Defaults

Section 7.01                                Default.  The occurrence of any of the following events shall constitute an Event of Default (herein so called) under this Agreement:

(a)                                  any part of the Obligations is not paid within three (3) days after the applicable due date thereof, whether by lapse of time or acceleration or otherwise;

(b)                                 any Obligor fails to perform, observe or comply with—or defaults under—any of the terms, covenants, conditions or provisions of any Credit Document (other than any such failure or default described in one of the other subparagraphs of this Section), unless Lender declares the failure or default fully cured to Lender’s satisfaction within thirty (30) calendar days after Lender has given Borrower written notice thereof (such curative period to run concurrently with, and not in addition to, any other grace or curative periods, if any, provided for in any of the other Credit Documents with respect to the same default), provided that Lender shall not be required to provide such notice with respect to any such failure or default which by its nature is incurable or to provide such notice more than twice during any period of twelve (12) consecutive calendar months with respect to any specific, or substantially similar, event;

(c)                                  any Obligor fails to perform, observe or comply with—or defaults under—Sections 5.02, 5.03 or 5.07 hereof;

(d)                                 any Obligor fails to perform, observe or comply with—or defaults under—any negative covenant under Article VI of this Agreement unless Lender declares the failure or default fully cured to Lender’s satisfaction within ten (10) calendar days after Lender has given Borrower written notice thereof (such curative period to run concurrently with, and not in addition to, any other grace or curative periods, if any, provided for in any of the other Credit Documents with respect to the same default), provided that Lender shall not be required to provide such notice more than twice during any period of twelve (12) consecutive calendar months with respect to any specific, or substantially similar, event;

(e)                                  at any time prior to the Hunt Guaranty Release Date, J. B. Hunt, LLC fails to perform, observe or comply with—or defaults under—any of the terms, covenants, conditions or provisions of its Guaranty, unless Lender declares the failure or default fully cured to Lender’s satisfaction within thirty (30) calendar days after Lender has given Borrower written notice thereof, provided that Lender shall not be required to provide such notice with respect to any such failure or default which by its nature is incurable or to provide such notice more than twice during any period of twelve (12) consecutive calendar months with respect to any specific, or substantially similar, event;

(f)                                    any representation or warranty made in any Credit Document or in any other report or other paper now or hereafter provided to Lender pursuant or incident to any Credit Document or the Obligations proves to have been untrue or misleading in any material respect as of the date made or deemed made;

(g)                                 any Obligor:  (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its Indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such person or entity or for any substantial portion of its Property; or (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets;

(h)                                 at any time prior to the Hunt Guaranty Release Date, J. B. Hunt, LLC:  (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its Indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such person or entity or for any substantial portion of its Property; or (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets;

(i)                                     in respect of any Obligor:  (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor’s arrangement of any such person or entity; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such person or entity or for any substantial portion of its Property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the Property of any such person or entity, and in each case, such petition seeking liquidation, reorganization or a creditor’s arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy;

(j)                                     in respect of J. B. Hunt, LLC at any time prior to the Hunt Guaranty Release Date:  (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor’s arrangement of any such person or entity; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such person or entity or for any substantial portion of its Property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the Property of any such person or entity, and in each case, such petition seeking liquidation, reorganization or a creditor’s arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy;

(k)                                  the dissolution, liquidation or termination of the existence of any Obligor;

(l)                                     the dissolution, liquidation or termination of the existence of J. B. Hunt, LLC at any time prior to the Hunt Guaranty Release Date;

(m)                               any action, suit or proceeding shall be commenced against or affecting any Obligor or involving the validity or enforceability of any Credit Document, at law or in equity, or before any Governmental Authority, which in Lender’s reasonable judgment, impairs or could impair Lender’s ability in any material respect to collect the Obligations when due or the enforceability of any Credit Document;

(n)                                 any one or more final judgments for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against any Obligor and the same shall remain unstayed or undischarged for a period of 30 days;

(o)                                 any Obligor shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Credit Document;

(p)                                 J. B. Hunt, LLC shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of its Guaranty;

(q)                                 any material adverse change shall occur in any material portion of the Collateral or in the consolidated financial condition, business, operations, affairs or circumstances of Borrower;

(r)                                    the occurrence of a default or event of default under any Subordinated Indebtedness which continues beyond any applicable cure period, if any, afforded thereunder, or any Obligor shall default in the payment of any amount when due under any other borrowed money obligation in excess of $50,000.00 in principal amount or the holder of such other obligation declares—or has the right to declare—such obligation due before its stated maturity because of default;

(s)                                  any Obligor shall be in default under or in violation of any material Legal Requirement of any Governmental Authority having jurisdiction over any such party or any such party’s Property;

(t)                                    any Obligor shall claim—or any court shall find or rule—that Lender does not have a valid Lien on any material portion of the Collateral;

(u)                                 any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from its date; or

(v)                                 any Obligor fails to pay when due any amount which he or it is liable to pay to the PBGC or its successor or to a Plan, or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated.

(w)                               the occurrence of any default or event of default under any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement now or hereafter governing any Rate Management Transaction related to any of the Loans that remains uncured after any applicable grace or cure period, if any, provided for therein.

Section 7.02                                Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, the obligation, if any, to make Loans shall cease and terminate, and Lender shall have the right, at its option, (a) to declare the Revolving Loan Commitment terminated (whereupon the Revolving Loan Commitment shall be terminated) and to declare the unpaid balance of the Indebtedness evidenced by the Notes and all other Credit Documents to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by Borrower, and/or (b) to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith.  Notwithstanding any provision in this Section to the contrary, upon the occurrence of any Event of Default, Lender shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any Collateral.  All powers, rights and remedies of Lender set forth in this Section shall be cumulative and not exclusive of any other power, right or remedy available to Lender under the law or under this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement, and no delay or omission of Lender to exercise any power, right or remedy accruing to Lender shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Every power, right or remedy of Lender set forth in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by Lender.  In the event that Borrower or any other Obligor is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceeding, federal or state, voluntary or involuntary, under any present or future law or act, Lender is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of its remedies under the Credit Documents against the security for the Indebtedness evidenced by the Notes and other sums due and payable to Lender under any of the Credit Documents, including specifically the stay imposed by Section 362 of the United States Federal Bankruptcy Code, as amended.  Borrower hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by Lender to lift such stay.  Borrower expressly acknowledges that the security for such Indebtedness is not now and will never be necessary to any plan of reorganization of any type.

Section 7.03                                Lender’s Right to Cure.  If any Obligor should fail to comply with any of its agreements, covenants or obligations under any Credit Document, then Lender (in the applicable Obligor’s name or in Lender’s own name) may perform them or cause them to be performed for Borrower’s account and at Borrower’s expense, but shall have no obligation to perform any of them or cause them to be performed.  Any and all expenses thus incurred or paid by Lender shall be Borrower’s obligations to Lender due and payable on demand, and each shall bear interest from the date Lender pays it until the date Borrower repays it to Lender at the Default Rate.  Upon making any such payment or incurring any such expense, Lender shall be fully and automatically subrogated to all of the rights of the person, corporation or body politic receiving such payment.  Any amounts owing by Borrower to Lender pursuant to this or any other provision of this Agreement shall be secured by all instruments securing the Notes.  The amount and nature of any such expense and the time when it was paid shall be fully established by the affidavit of Lender or any of Lender’s officers or agents.  The exercise of the privileges granted to Lender in this Section shall in no event be considered or constitute a cure of the default or a waiver of Lender’s right at any time after an Event of Default to declare one or more of the Notes to be at once due and payable, but is cumulative of such right and of all other rights given by this Agreement, the Notes and the Credit Documents and of all rights given Lender by law.

ARTICLE VIII

Miscellaneous

Section 8.01                                Usury Not Intended; Savings Provisions.  Notwithstanding any provision to the contrary contained in any Credit Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Agreement which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate.  In this connection, Borrower and Lender stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws.  In furtherance thereof, none of the terms of this Agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. No Obligor shall ever be liable for interest in excess of the maximum rate permitted by applicable laws.  If, for any reason whatever, such interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the applicable Indebtedness so that the interest rate does not exceed the Ceiling Rate.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Lender.

Section 8.02                                Documentation Requirements.  Each written instrument required by this Agreement, the Notes or the other Credit Documents to be furnished to Lender shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as Lender shall require), duly acknowledged where reasonably required by Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act by governmental authority; shall be furnished to Lender in one or more copies as required by Lender; and shall in all respects be in form and substance satisfactory to Lender and to its legal counsel.

Section 8.03                                Credit Documents Cumulative.  The benefits, rights and remedies of Lender and the security contained herein or provided for in the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith are cumulative; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, the provisions of this Agreement shall control.

Section 8.04                                Satisfaction of Conditions.  Where evidence of the existence or nonexistence of any circumstance or condition is required by this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to be furnished to Lender, such evidence shall in all respects be in form and substance satisfactory to Lender, and the duty to furnish such evidence shall not be considered satisfied until Lender shall have acknowledged that it is satisfied therewith.

Section 8.05                                Survival.  All covenants, agreements, representations and warranties made by Borrower in this Agreement, the Notes, the other Credit Documents and any other document executed pursuant hereto or in connection herewith, and in any certificates or other documents or instruments delivered pursuant to this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes, the other Credit Documents and the other documents executed pursuant hereto or in connection herewith, and shall continue in full force and effect until full payment of the Indebtedness evidenced by the Notes and/or secured by the Credit Documents, complete performance of all of the obligations of the Obligors under the Credit Documents and final termination of Lender’s obligations—if any—to make any further advances under the Notes or to provide any other financial accommodation to any Obligor (provided, however, that all reimbursement obligations, indemnification and hold harmless obligations and other similar obligations of Borrower under any of the Credit Documents shall survive such payment, performance and termination).  All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of Borrower, but any attempted assignment of any rights of Borrower hereunder without the prior written consent of Lender shall be null and void.  No Person other than Borrower shall have any right or action hereon or any rights to Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third parties and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

Section 8.06                                Borrower Agrees to Pay or Reimburse Lender’s Expenses.  To the extent not prohibited by applicable law, Borrower will pay all costs and expenses and reimburse Lender for any and all expenditures of every character incurred or expended from time to time, regardless of whether an Event of Default shall have occurred, in connection with:

(a)                                  the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of any loan or credit facility secured by the Credit Documents, including legal, accounting, auditing, architectural, engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect any Credit Document;

(b)                                 Lender’s evaluating, monitoring, administering and protecting the Collateral; and

(c)                                  Lender’s creating, perfecting and realizing upon Lender’s security interest in and liens on the Collateral, and all costs and expenses relating to Lender’s exercising any of its rights and remedies under any Credit Document or at law, including all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, litigation report fees, UCC search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys’ fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of the Collateral, and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection therewith.  Provided, that no right or option granted by Borrower to Lender or otherwise arising pursuant to any provision of any Credit Document shall be deemed to impose or admit a duty on Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection therewith for the benefit of Borrower or any person or entity other than Lender.  Borrower agrees to indemnify, defend and hold Lender, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively “Indemnified Parties”) harmless from and against any and all Environmental Liabilities and any and all other loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys’ fees and amounts paid in settlement), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from any Credit Document or any transaction or event contemplated therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. (i) directly results from the gross negligence or willful misconduct of that Indemnified Party or (ii) are attributable solely to Hazardous Substance contamination first introduced to the applicable real property Collateral after a foreclosure of such Collateral or acceptance of a conveyance in lieu foreclosure of such Collateral by Lender).  If any person or entity (including Borrower or any of its affiliates) ever alleges gross negligence or willful misconduct by an Indemnified Party, the full amount of indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement at such time—if any—as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  Any amount to be paid under this Section by Borrower to Lender shall be a demand obligation owing by Borrower to Lender and shall bear interest from the date of expenditure until paid at the Default Rate.

Section 8.07                                Amendments in Writing.  This Agreement shall not be changed orally but shall be changed only by agreement in writing signed by Borrower and Lender.  Any waiver or consent with respect to this Agreement shall be effective only in the specific instance and for the specific purpose for which given.  No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Agreement.

Section 8.08                                Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties at the addresses shown herein (and if so given, shall be deemed given when mailed).  Borrower’s address for notice may be changed at any time and from time to time, but only after fifteen (15) days’ advance written notice to Lender and shall be the most recent such address furnished in writing by Borrower to Lender.  Lender’s address for notice may be changed at any time and from time to time, but only after fifteen (15) days’ advance written notice to Borrower and shall be the most recent such address furnished in writing by Lender to Borrower.  Actual notice, however and from whomever given or received, shall always be effective when received.  Whenever (and if) notice by telecopy by Borrower is permitted hereunder, it is intended for the convenience of Borrower, and Lender may rely on, and shall not be liable for acting (or refraining from acting) upon, any notice, instruction or request purporting to have been signed or presented by the proper party unless such action (or refraining from action) constitutes gross negligence or willful misconduct.

Section 8.09                                Gender; “Including” is Not Limiting; Section Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The headings used is this Agreement are included for reference only and shall not be considered in interpreting, applying or enforcing this Agreement.

Section 8.10                                Lender’s Offset Rights.  Lender is hereby authorized at any time and from time to time after the occurrence of an Event of Default which is then continuing, without notice to any person or entity (and Borrower hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other Properties of Borrower now or in the future in the possession, custody or control of Lender, or on deposit with or otherwise owed to Borrower by Lender—including all such monies, securities and other Properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Borrower for others unaffiliated with Borrower)—against any and all of Borrower’s obligations to Lender now or hereafter existing under this Agreement, irrespective of whether Lender shall have made any demand under this Agreement.  Lender agrees to use reasonable efforts to promptly notify Borrower after any such set-off and application, provided that failure to give—or delay in giving—any such notice shall not affect the validity of such set-off and application or impose any liability on Lender.  Lender’s rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have.

Section 8.11                                Governing Law; Venue.  This Agreement and the other Credit Documents are performable in Travis County, Texas.  Any legal proceeding in respect of this Agreement or the other Credit Documents shall be brought exclusively in the district courts of Travis County, Texas or the United States District Court for the Western District of Texas, Austin Division (collectively, the “Specified Courts”), to the exclusion of all other venues. Borrower and Lender hereby irrevocably submit to the exclusive jurisdiction of such state and federal courts of the State of Texas.  Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of Borrower and Lender further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to the applicable party at its address as provided in this Agreement or as otherwise provided by Texas law.  Each of Borrower and Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

Section 8.12                                Rights Cumulative; Delay Not Waiver.  Lender’s exercise of any right, benefit or privilege under any of the Credit Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of Lender’s other present or future rights, benefits or privileges.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law, the Credit Documents or any other papers.  No failure by Lender to exercise, and no delay in exercising, any right under any Credit Document or any other papers shall operate as a waiver thereof.

Section 8.13                                Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it.  Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Lender

Section 8.14                                Entire Agreement.  This Agreement, the Notes and the other Credit Documents together embody the entire agreement and understanding between Borrower and

Lender with respect to the subject matter hereof and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Borrower acknowledges and agrees that there is no oral agreement between Borrower and Lender which has not been incorporated in this Agreement, the Notes and the other Credit Documents.

Section 8.15                                Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

Section 8.16                                Sale and Assignment.  Lender reserves the right, in its sole discretion, without notice to Borrower or any other Person, to sell participations or assign its interest, or both, in all or any part of this Agreement, the Notes, any of the other Credit Documents, any Loan and the Revolving Credit Commitment and to disseminate to Lender’s Affiliates, potential purchasers, derivative counterparties and rating agencies any information it has pertaining to the Loans, including without limitation, complete and current credit information on Borrower, any of its principals and any other Obligor.  In the event of any such assignment, Borrower will agree (and will cause each other Obligor to agree) to such modifications to this Agreement and the other Credit Documents, and will cause to be delivered to Lender any legal opinion and other Credit Documents, as required to facilitate such assignment, so long as the same do not modify, alter or increase in any material respect the obligations and liabilities of Borrower under the Credit Documents.  Without limiting the foregoing, and notwithstanding anything contained in any Credit Document to the contrary, Lender may at any time assign all or any portion of its rights under this Agreement, the Note and the other Credit Documents as collateral to a Federal Reserve Bank.

Section 8.17                                JURY TRIAL WAIVER.  EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 8.18                                WAIVER OF SPECIAL DAMAGES.  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR

PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 8.19                                USA Patriot Act.  Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 8.20                                Confidentiality. Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent Lender from disclosing any such Information (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Rate Management Transaction relating to Borrower and its Obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.21                                Release of J. B. Hunt, LLC Guaranty.  Lender hereby agrees that upon the written request of Borrower or J.B. Hunt, LLC, Lender shall release J. B. Hunt, LLC from all liability and obligations under its respective Guaranty, if all of the following conditions shall then be satisfied in the reasonable judgment of Lender:

(a)                                  no Default or Event of Default shall have occurred and then be continuing;

(b)                                 Borrower shall have, on a consolidated basis, (i) a Tangible Net Worth greater than or equal to $25,000,000.00, (ii) a ratio of Indebtedness to Tangible Net Worth less than or equal to 0.50 to 1.00, and (iii) a Current Ratio greater than or equal to 3.00 to 1.00;

(c)                                  Borrower shall have no additional Funded Indebtedness then outstanding which is not in existence and outstanding as of the date of this Agreement;

(d)                                 Borrower and Lender shall have agreed upon any related increase in the Applicable Margin required by Lender as a condition to the release of the Guaranty of J. B. Hunt, LLC and executed and delivered a written amendment of this Agreement evidencing such related increase in the Applicable Margin; and

(e)                                  a written ratification from Borrower and Mountain Valley Logistics, LLC confirming that their respective liabilities and obligations for the Obligations are unaffected and unchanged by the release of J. B. Hunt, LLC.

Upon satisfaction of the foregoing conditions, Lender shall execute and deliver to J. B. Hunt, LLC a written release in form reasonably acceptable to Lender and J. B. Hunt, LLC to evidence the release of J. B. Hunt, LLC from all liability and obligations under its respective Guaranty.

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NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS AND ALL OTHER CREDIT DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED effective as of the date first set forth above.

MOUNTAIN VALLEY SPRING COMPANY, LLC, an Arkansas limited liability company

	By:	/s/ Bradley K. Frieberg
	Name:	Bradley K. Frieberg
	Title:	Chief Financial Officer

Borrower’s Address:

150 Central Avenue
(P.O. Box 1610)
Hot Springs National Park, Arkansas 71902
Attention: Brad Frieberg, CFO

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Brenda A. Pollard
	Name:	Brenda A. Pollard
	Title:	Vice President

Lender’s Address:

Mail Code TX3-8211
221 West 6th Street, 2nd Floor
Austin, Texas 78701
EXHIBITS:	Attention: Manager/Commercial Lending Group

A - Request for Credit
B – Rate Selection Notice
C - Borrowing Base Certificate
D - Compliance Certificate

GUARANTOR RATIFICATION

The undersigned Guarantor (a) acknowledges and consents to the execution of the foregoing Agreement, (b) confirms that the Guaranty previously executed by the undersigned Guarantor applies and shall continue to apply to all Obligations evidenced by or arising pursuant to this Agreement or any other Credit Documents, notwithstanding the execution and delivery of this Agreement by Borrower and Lender, and (c) acknowledges that without this consent and confirmation, Lender would not agree to the amendment and restatement of the Original Agreement which is evidenced by the foregoing Agreement.

MOUNTAIN VALLEY LOGISTICS, LLC, an Arkansas limited liability company

By:	/s/ Bradley K. Frieberg
Name:	Bradley K. Frieberg
Title:	Chief Financial Officer

REQUEST FOR CREDIT

                  , 201

JPMorgan Chase Bank, N.A.

Mail Code TX3-8211

221 West 6th Street, 2nd Floor

Austin, Texas  78701

Attention:

Ladies and Gentlemen:

This request for extension of credit is executed and delivered by Mountain Valley Spring Company, LLC, an Arkansas limited liability company (“Borrower”) pursuant to the Amended and Restated Credit Agreement (as it may be amended, supplemented or restated from time to time, the “Credit Agreement”) dated December       , 2011, by and between Borrower and JPMorgan Chase Bank, N.A.  The Revolving Loan being requested hereby is to be in the amount set forth in (b) below and is requested to be made or issued, as the case may be, on                           , 201    , which is a Business Day.  On behalf of Borrower, the undersigned further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified herein):

a.	As of the date hereof:

	(1)	The current Borrowing Base is:	$

	(2)	Aggregate outstanding amount of Revolving Loans is:	$

	(3)	The available Revolving Loan Commitment (i.e., the lesser of (x) $2,500,000 or (y) the amount in (a)(1) above, less the amount in (a)(1) and (a)(2) above), if positive:	$

b.

If and only if the available Revolving Loan Commitment is positive, Borrower hereby requests under this Request a Revolving Loan in the amount of $                       (which is no more than the available Revolving Loan Commitment).

c.	The Revolving Loan is to be an (check one) ☐ CBFR Borrowing ☐ LIBOR Borrowing. If the Revolving Loan is to be a LIBOR Borrowing, the Interest Period is to be (check one) ☐ one ☐ two ☐ three months.

EXHIBIT A

d.

[Borrower further requests that simultaneously with the making of the Revolving Loan described above, the current [Revolving Loan CBFR Borrowing] [Revolving Loan LIBOR Borrowing] which has an Interest Period ending on the same day that said Revolving Loan is to be made (i) be converted to a LIBOR Borrowing with the same Interest Period selected for such new Revolving Loan and (ii) have its unpaid principal balance be combined with the new Revolving Loan so that the aggregate thereof is treated as a single LIBOR Borrowing for the Interest Period designated for the new Revolving Loan above and for all other purposes in the Credit Agreement.]

e.

The representations and warranties made in each Credit Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

f.	No Default has occurred and is continuing or will occur as a result of the requested Revolving Loan.

Thank you for your attention to this matter.

Very truly yours,

MOUNTAIN VALLEY SPRING COMPANY, LLC, an Arkansas limited liability company

By:
Name:
Title:

RATE SELECTION NOTICE

Mountain Valley Spring Company, LLC, an Arkansas limited liability company (the “Borrower”) and JPMorgan Chase Bank, N.A. a national banking association (the “Lender”), executed and delivered that certain Amended and Restated Credit Agreement (as amended, supplemented and restated, the “Credit Agreement”) dated as of December         , 2011.  Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Credit Agreement.

In accordance with the Credit Agreement, the Borrower hereby notifies the Lender of the exercise of an Interest Option.

A.	Current borrowing

	(a)	Principal Amount:	$

	(b)	Type of Loan
(check one):

	☐	Revolving Loan
	☐	Term Loan

	(c)	Interest Option now in effect:
(check one):

	☐	CBFR Borrowing
	☐	LIBOR Borrowing

	(d)	Expiration of current Interest Period, if applicable:	, 20

B.	Proposed borrowing

	(a)	Principal Amount:	$

	(b)	Date Interest Option is to be effective:	, 20

	(c)	Interest Option to be applicable
(check one):

	☐	CBFR Borrowing
	☐	LIBOR Borrowing

EXHIBIT B

(d)	Interest Period (check one if applicable):

☐	1 month	☐	3 months
☐	2 months

Borrower represents and warrants that the Interest Option and the Interest Period (if applicable) selected above comply with all provisions of the Credit Agreement and that there exists no Default or Event of Default.

MOUNTAIN VALLEY SPRING COMPANY, LLC, an Arkansas limited liability company

By:
Name:
Title:

Date: , 20

BORROWING BASE CERTIFICATE

[Attach form of Borrowing Base Certificate prepared by Lender]

EXHIBIT C

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the                                                              of Mountain Valley Spring Company, LLC, an Arkansas limited liability company (“Borrower”), and that as such he/she is authorized to execute this certificate on behalf of Borrower pursuant to the Amended and Restated Credit Agreement (as it may be amended, supplemented or restated from time to time, the “Credit Agreement”) dated as of December       , 2011, by and between Borrower and JPMorgan Chase Bank, N.A.; and that a review of Borrower has been made under their supervision with a view to determining whether Borrower has fulfilled all of Borrower’s obligations under the Credit Agreement and the other Credit Documents; and on behalf of Borrower further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)           Each Obligor has fulfilled its respective obligations under the Credit Documents.

(b)           The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

(c)           The financial statements delivered to Lender concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated.

(d)           No Default has occurred and is continuing.  In this regard at all times after the Hunt Guaranty Release Date, compliance with the provisions of Section 5.03 of the Credit Agreement is as follows:

Section 5.03(a) — Fixed Charge Coverage Ratio.

Required:  Borrower and its Subsidiaries, on a consolidated basis, are required to have a Fixed Charge Coverage Ratio greater than or equal to 1.20 to 1.00 as of the last day of each calendar month.

Actual:  Borrower’s actual, consolidated Fixed Charge Coverage Ratio as of the last day of the calendar month ending                       , 20    , is:              : 1.00.  Attached hereto as Schedule 1 are schedules, computations and other information, demonstrating how Borrower calculated such actual Fixed Charge Coverage Ratio.

Section 5.03(b) — Total Leverage Ratio

Required:  Borrower, on a consolidated basis, is required to have a Total Leverage Ratio less than or equal to 4.00 to 1.00 as of the last day of each calendar month.

EXHIBIT D

Actual:  Borrower’s actual, consolidated Total Leverage Ratio as of the last day of the calendar month ending                       , 20    , is:     .         : 1.00.  Attached hereto as Schedule 3 are schedules, computations and other information, demonstrating how Borrower calculated such actual Total Leverage Ratio.

Sections 6.05(e) & 6.11 — Management & Ownership Changes

Required:  Borrower shall not permit (i) a material change in Borrower’s management or (ii) any change in the beneficial ownership and/or control of the voting classes of Equity Interests in Borrower (other than changes in ownership within J. B. Hunt-related Affiliates that own and hold Equity Interests in Borrower).

Actual:  (check one)

☐    There has been no (i) material change in Borrower’s management or (ii) change in the beneficial ownership and/or control of the voting classes of Equity Interests in Borrower (other than changes in ownership within J. B. Hunt-related Affiliates that own and hold Equity Interests in Borrower).

☐    There has occurred (i) a material change in Borrower’s management and/or (ii) a change in the beneficial ownership and/or control of the voting classes of Equity Interests in Borrower (other than changes in ownership within J. B. Hunt-related Affiliates that own and hold Equity Interests in Borrower), which are more particularly described in a supplemental Schedule attached hereto.

(e)           There has occurred no material adverse change in the assets, liabilities, financial condition, business or affairs of any Obligor since the date of the Credit Agreement.

DATED as of                       , 20      .

Printed Name:

Attach:

Schedule 1

Schedule 2

Schedule 3

* actual form of Schedules 1 through 3 to be prepared by Borrower in a form acceptable to Lender